Exhibit 23




The Board of Directors
DUKE REALTY INVESTMENTS, INC.

We consent to the use of our audit report dated January 28, 1998 on the consolidated financial statements of Duke Realty Investments, Inc. and subsidiaries and the related financial statement schedule as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, which report appears in the annual report on Form 10-K of Duke Realty Investments, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the registration statement.


KPMG Peat Marwick LLP
Indianapolis, Indiana
December 2, 1998